UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 28, 2010
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BLACK HILLS CORPORATION
(Exact name of registrant as specified in its charter)
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South Dakota
(State or other jurisdiction of incorporation)
001-31303	46-0458824
(Commission File Number)	(IRS Employer Identification No.)

625 Ninth Street, PO Box 1400 Rapid City, South Dakota (Address of principal executive offices)	57709-1400
(Zip Code)
605.721.1700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 28, 2010, the Board of Directors of the Company (the Board) adopted amendments to the Company’s Bylaws (the “Bylaws”).

The Board removed the director stock ownership guidelines from Article II, Section 3 of the Bylaws and added the director stock ownership guideline to the Board’s Corporate Governance Guidelines.  This change allows the Board more flexibility to change the stock ownership guidelines in the future as market conditions change.  At the same time the Board increased the director stock ownership guideline from 4,000 shares to 7,500 shares.  The new director stock ownership requirement set forth in the Board’s Corporate Governance Guidelines is as follows:

a)	at the time a person is elected as director by the shareholders, that person must beneficially own at least 500 shares of the common stock of the Company, and
b)
each director is required to apply at least 50 percent of his or her cash retainer toward the purchase of additional shares until the director has accumulated at least 7,500 shares of common stock or deferred common stock equivalents.

In addition, the Board eliminated the requirement for an Executive Committee from Article III of the Bylaws.  The primary role of the Executive Committee was to act on matters that the Chairman deemed to constitute an emergency, such that appropriate action could not be postponed until the next regular Board meeting, or as to which a special meeting was not practicable.  Due to electronic technology that is available today, it is feasible to call a special meeting of the Board in these situations and the Executive Committee is no longer necessary.

Additional minor amendments and conforming changes were made that do not materially affect the substance of the Bylaws.

The Amended and Restated Bylaws are attached as Exhibit 3 to this Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

    The following exhibits are furnished or filed herewith:

3	Amended and Restated Bylaws of Black Hills Corporation dated January 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION

By: /s/ Steven J. Helmers
Steven J. Helmers
Senior Vice President
and General Counsel

Date: February 3, 2010

Exhibit Index

Exhibit No.	Description

3	Amended and Restated Bylaws of Black Hills Corporation dated January 28, 2010.